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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 33-99176 and 333-40967 of Finlay Enterprises, Inc. on Form S-8 and Registration Statement No. 333-48567 of Finlay Enterprises, Inc. on Form S-3 of our report dated April 14, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph noting the change in fiscal 2002 in the method of accounting for goodwill and intangible assets to conform to Statement of Financial Accounting Standards No. 142 and the change in fiscal 2002 in the method of accounting for cash consideration received from a vendor to conform to Emerging Issues Task Force Issue No. 02-16) appearing in this Annual Report on Form 10-K of Finlay Enterprises, Inc. and subsidiaries for the year ended January 31, 2004.




DELOITTE & TOUCHE LLP

New York, New York
April 14, 2004